Exhibit 10.8

PILGRIM BANK

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (the “Agreement”) is entered into on this 15th day of June, 2017 by and between Pilgrim Bank (the "Bank") and Christopher G. McCourt (the "Executive"). To incentivize and retain the Executive, the Bank is willing to provide a cash retention bonus payable at the end of a specified period as defined herein, provided that the Executive is continuously employed with the Bank at the end of the specified period. The objective of this Agreement is to align the interests of the Executive with the interests of the Bank to obtain superior results for the Bank and to encourage the Executive to remain employed with the Bank. The retention bonus award under this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code under the “short term deferral rule” set forth in Treasury Regulations Section 1.409A-1(b)(4). Furthermore, this Agreement is intended to be a "bonus program" under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.

ARTICLE I

Definitions

Definitions. For purposes of this Agreement, the following terms may have the meanings indicated, unless the context clearly indicates otherwise:

1.1           “Annual Retention Bonus Award" means an amount equal to five (5) percent of Executive's Base Salary in effect as of the last day of each Plan Year.

1.2           "Base Salary" means the annual rate of base salary paid to Executive by the Bank.

1.3           “Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by the Executive to whom the deceased Executive’s benefits are payable. If no Beneficiary is designated, then the Executive's spouse, if living, will be deemed the Beneficiary. If the Executive's spouse is not living, then the children of the Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living children, then the estate of the Executive will be deemed the Beneficiary.

1.4           “Cause” shall have the same meaning as set forth in any employment agreement or change in control agreement between the Bank or the Company and the Executive. If the Executive is not a party to an employment agreement or change in control agreement with the Bank or the Company, then Cause means a good faith determination of the Board of Directors of the Executive’s: (1) personal dishonesty; (2) incompetence; (3) willful misconduct; (4) breach of fiduciary duty involving personal profit; (5) intentional failure to perform stated duties; or (6) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order.

1.5           “Change in Control” means: (a) a change in the ownership of the Bank; (b) a change in the effective control of the Bank; or (c) a change in the ownership of a substantial portion of the assets of the Bank as defined in accordance with Code Section 409A. For purposes of this Section 1.4, the term “Bank” shall be defined to include the Company or any successor thereto.

(a)        A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(b)          A change in the effective control of the Bank occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 30 percent or more of the total voting power of the stock of the Bank, or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the Bank is another corporation.

(c)          A change in a substantial portion of the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(d)          For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent modified herein.

1.6           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7           “Committee” means the Compensation Committee of the Bank’s Board of Directors.

1.8           "Company" means Pilgrim Bancshares, Inc., the stock holding company of the Bank.

1.9           “Disability” or “Disabled” has the meaning given to such term in Code Section 409A.

1.10         “Good Reason” exists in the event of any of following events which occur without the Executive’s consent: (1) there is a material reduction in the Executive’s base compensation; (2) there is a material diminution in the Executive’s duties and responsibilities; or (3) there is a permanent change in the Executive’s primary place of employment by more than 25 miles from the Executive’s primary place of employment at the time of this Agreement. In the event a Executive has Good Reason to resign, the Executive must give the Bank written notice of such Good Reason at least 90 days before the Executive’s expected date of termination of employment. The Bank shall then have at least 30 days to cure the Good Reason, provided, however, the Bank may waive such cure period.

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1.11         “Involuntary Termination” means an involuntary termination of employment without Cause, including the Executive's resignation for Good Reason.

1.12         “Plan Year” means each calendar year during the Retention Period.

1.13         “Retention Period” means the five-year period commencing on January 1, 2017 and ending on December 31, 2021.

1.14         "Retention Bonus Account" means a bookkeeping account to which the Bank shall credit any Annual Retention Bonus Award received by the Executive. The Retention Bonus Account shall be utilized solely as a device for determining the amounts to be paid to the Executive pursuant to the Agreement, and shall not constitute or be treated as a trust fund of any kind.

1.15         "Retention Bonus Account Balance" means the balance of the Executive's Retention Bonus Account as of the applicable distribution date.

ARTICLE II

Annual Retention Bonus Awards

On the last day of each Plan Year during the Retention Period, the Bank shall credit to the Executive's Retention Bonus Account an amount equal to the Annual Retention Bonus Award, provided, however, that such Annual Retention Bonus Award shall only be credited if the Executive is employed with the Bank as of the last day of the Plan Year. No interest or earnings shall be credited by the Bank to the Executive's Retention Bonus Account.

ARTICLE III

Payment of Retention Bonus

3.1           Completion of the Retention Period. If the Executive remains employed with the Bank for the duration of the Retention Period, then the Executive shall receive a cash lump sum payment equal to his Retention Bonus Account Balance, with such payment to be made by the Bank within 30 days following the completion of the Retention Period.

3.2           Termination Before the End of the Retention Period. Except in the case of death, Disability, Involuntary Termination (including in connection with a Change in Control), the Executive's termination of employment prior to the Retention Period shall result in the forfeiture of his contractual right to any portion of his Retention Bonus Account Balance. However, if the Executive's termination of employment occurs before the end of the Retention Period due to: (1) death; (2) Disability; or (3) Involuntary Termination (including in connection with a Change in Control), the Executive (or the Executive's Beneficiary in the event death) shall receive a cash lump sum payment equal to his Retention Bonus Account Balance as of the Executive's date of termination, with such payment to be made by the Bank within 30 days following the Executive's date of termination.

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ARTICLE IV

Modification and Waiver

4.1           Right to Modify or Amend. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

4.2           Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

ARTICLE V

Miscellaneous

5.1           Binding Effect. This Agreement shall be binding on the Bank and its successors.

5.2           No Guarantee of Employment. This Agreement is not an employment policy or contract. Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Executive without regard to the existence of this Agreement.

5.3           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

5.4           Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

5.5           Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

5.6           Regulatory and Tax Provisions.

(a)          Notwithstanding anything herein to the contrary, any payments to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b)          Notwithstanding anything else in this Agreement to the contrary, Executive's employment shall not be deemed to have been terminated for purposes of this Agreement unless and until the Executive has a "Separation from Service" within the meaning of Code Section 409A. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If the Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to the Executive's Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following the Executive's Separation from Service. Rather, any payment which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh (7th) month following such Separation from Service.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as the date first written above.

PILGRIM BANK

By:	/s/ Francis E. Campbell
Francis E. Campbell
Chairman, President and CEO

EXECUTIVE

By:	/s/ Christopher G. McCourt
Christopher G. McCourt
Executive Vice President and Chief Financial Officer

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